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                                                                   Exhibit 23(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 8, 2001, except for Note U, for which the date is January 31, 2001, relating to the consolidated financial statements and financial statement schedule of Alcoa Inc. and consolidated subsidiaries as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, which reports are incorporated by reference or included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
December 10, 2001